EXHIBIT (a)(12)

FORM OF
WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND

     RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999 and amended on April 28, 2000, August 14, 2000, August 25, 2000, December 27, 2000, October 8, 2001, October 10, 2001 and November 28, 2001, April 30, 2002, January 24, 2003, February 10, 2003 and December 31, 2003 (“Declaration of Trust”), hereby amend the Declaration of Trust by terminating the Small-Cap Equity Portfolio.

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 18th day of March 2004.

Thomas C. Sutton Trustee	Lucie H. Moore Trustee

Richard L. Nelson Trustee	Alan Richards Trustee

Lyman W. Porter Trustee	G. Thomas Willis Trustee

PRESIDENT’S CERTIFICATE

     The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999 and amended on April 28, 2000, August 14, 2000, August 25, 2000, December 27, 2000, October 8, 2001, October 10, 2001, November 28, 2001, April 30, 2002, January 24, 2003, February 10, 2003 and December 31, 2003 (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date:

Glenn S. Schafer President